EXHIBIT 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2004 SALES AND EARNINGS AND 2005 DIVIDEND

        Eau Claire, Wisconsin (February 4, 2005) — National Presto Industries, Inc. (NYSE: NPK) announced today 2004 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In commenting on 2004 results, Maryjo Cohen, President, stated, “All three of our business segments – housewares/small appliances, defense, and absorbent products – contributed to the increase in sales revenues, with the most significant increases derived from defense and absorbent products. Although earnings on their face appear to be nominally down, that appearance is misleading due to the adverse comparative impact on 2004 of $2,929,000 ($.43 per share) from three items of a non-recurring nature. The first was the comparatively smaller benefit enjoyed in 2004 from the partial reversal of the Company’s LIFO manufacturing reserve, reflecting the ongoing sale of small appliances produced prior to the transition of production from domestic plants to the Orient, partially offset by the second item pertaining to domestic plant closing costs. The third was the termination of the Company’s pension plan, which resulted in a 2004 charge approximately three times the size of the one recorded in 2003. Excluding these items, all three segments enjoyed earnings increases, in particular housewares/small appliances and defense. Those increases were offset in part by reduced earnings from the Company’s portfolio, due in largest part to a reduction in the size of the portfolio stemming from the use of funds for both the acquisition and expansion of the defense and absorbent product businesses.”

        Ms. Cohen further stated, “2004 was the second in a series of forecasted ‘rewarding’ periods. The year ahead, 2005, is a special year for us in that it marks the Company’s centennial anniversary. It will also be a challenging year as there will be substantial investment and anticipated sales growth at our recently acquired defense and absorbent product segments, which will entail considerable learning curves. As a result, although the new year may not be as successful as the foregoing periods, it should, at the very least, provide a solid base for future years to come.”

        The Board of Directors of National Presto Industries, Inc. announced today a regular dividend of $ .92 per share plus an extra of $.75. The 2005 dividend is the most recent in an unbroken history of sixty-one years. The record date for the dividend will be February 23, 2005. The regular dividend and extra will be paid in full on March 11, 2005. The Board also advised that the Company’s 2005 annual meeting of stockholders will once again be held on the third Tuesday in October.

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

	Year Ended December 31

	2004		2003

Net Sales	$158,956,000		$125,744,000
Net Earnings	$15,441,000	*	$15,477,000	*
Net Earnings Per Share	$2.26	*	$2.27	*
Weighted Shares Outstanding	6,822,000		6,821,000

        This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-Q for the quarterly period ended October 3, 2004.

* For 2004, the net effect of the reversal of the LIFO reserve resulted in a net comparative earnings decline of $2,695,000 or $.40 per share which was in part offset by the absence of the $1,137,000 ($.17 per share) plant closing charge taken in 2003. The impact of the pension termination resulted in a net comparative earnings decline of $1,371,000 or $.20 per share.